Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 5, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to inclusion of segment information discussed in Note 19, correction of errors discussed in Note 23 and inclusion of net income per share data discussed in Note 3, as to which the date is September 8, 2010, and the change in company name discussed in Note 1, as to which the date is November 16, 2010, relating to the financial statements of Targa Resources Corp. (formerly Targa Resources Investments Inc.), which appears in Targa Resources Corp.’s Registration Statement on Form S-1 (File No. 333-169277), which is incorporated by reference in this Registration Statement on Form S-1. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Houston, Texas
December 6, 2010